SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2018

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	232679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective April 16, 2018, Mandeep Arora resigned as Chief Product Officer of USA Technologies, Inc. (the “Company”). Mr. Arora’s resignation was not a result of any disagreement with the Company, its management or Directors on any matter relating to the operations, policies or practices of the Company.

(e) On April 14, 2018, the Company and Mr. Arora entered into a Separation Agreement and Release (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Arora resigned as Chief Product Officer of the Company, effective April 16, 2018.

The Separation Agreement sets forth the severance and benefits which Mr. Arora will receive from the Company following his resignation, and replaces the severance and benefits provided for under his Employment, Non-Interference, Non-Solicitation, Non-Competition and Invention Assignment Agreement dated November 9, 2017 with the Company (the “Employment Agreement”).

The Employment Agreement had been entered into between Mr. Arora and the Company at the time of, and as a condition of, the Company’s acquisition of Cantaloupe Systems, Inc. (“Cantaloupe”). Mr. Arora was a founder and, prior to the acquisition, had been the Chief Executive Officer of Cantaloupe. The Employment Agreement is attached as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q which was filed with the Securities and Exchange Commission on February 9, 2018.

The severance and benefits  to be provided to Mr. Arora under the Separation Agreement include  the following: (i) an amount equal to his base salary of $280,000 for a period of one year following the date of his resignation, payable on the Company’s regular payroll dates during such period; (ii) an amount of $370,000, payable in twenty-six equal consecutive payments of $14,230.77 on a bi-weekly basis, commencing on the first payroll date following the date of his resignation; (iii) group medical and dental insurance coverage for one year to Mr. Arora and his eligible dependents at no cost to Mr. Arora provided that he elects such coverage; (iv) subject to achievement of the target goals under the Company’s Fiscal Year 2018 Long-Term Stock Incentive Plan, and subject to the terms thereof, the Company will issue to Mr. Arora the number of shares of common stock which may be earned by him under the plan on a prorated basis to reflect the period of time he was employed by the Company during the fiscal year; and (v) subject to achievement of the target goals under the Company’s Fiscal Year 2018 Short-Term Cash Incentive Plan, and subject to the terms thereof, the Company will pay to Mr. Arora the cash bonus which may be earned by him under the plan on a prorated basis to reflect the period of time he was employed by the Company during the fiscal year.

The Separation Agreement provides that, at no additional cost, Mr. Arora shall reasonably cooperate with the Company upon its request from time to time during the five-month period following the date of his resignation in order to transition his work to another person.

The Separation Agreement provides that Sections 5, 6 and 8 of the Employment Agreement (relating to, among other things, non-competition, non-solicitation, inventions, and confidentiality) shall remain in full force and effect in accordance with their terms.

Mr. Arora has released the Company and certain other parties, including Cantaloupe, from and against any and all claims he may have subject to certain exceptions set forth in the Separation Agreement. The Company has released Mr. Arora from and against any and all claims it and certain other parties, including Cantaloupe, may have subject to certain exceptions set forth in the Separation Agreement.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1	Separation Agreement and Release by and between the Company and Mandeep Arora dated April 14, 2018

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: April 19, 2018	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer